SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

INTERNATIONAL TOWER HILL MINES LTD.
(Exact name of Registrant as specified in its charter)

British Columbia	N/A
(State or other jurisdiction of Incorporation or	(I.R.S. Employer Identification No.)
organization)

2300 - 1177 West Hastings Street
Vancouver, British Columbia, Canada V6E 2K3
(Address of Principal Executive Offices)

2006 INCENTIVE STOCK OPTION PLAN
(Full title of the plans)

CT Corporation
111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 894-8940
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ x ]

Non-accelerated filer [ ]	Smaller reporting company [ ]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares issuable pursuant to Options outstanding under the Plan	3,690,000	US$6.73(2)	US$24,833,700	US$2,883.19
Common Shares issuable pursuant to Options available for issuance under the Plan	3,811,932	US$7.94(3)	US$30,266,740	US$3,513.97
Total	7,501,932	N/A	US$55,100,440	US$6,397.16

(1)

Common Shares, without par value, available for issuance by the Company pursuant to the Plan described herein, based on 10% of the total issued and outstanding Common Shares of the Company, calculated as of May 20, 2011.

(2)	Based on the weighted average exercise price of unregistered Options granted under the Plan outstanding as of the date of the filing of this Registration Statement of U.S.$6.73.

(3)

The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) based on the average of the high and low prices (US$8.15 and US$7.73, respectively) for the Company’s Common Shares on May 25, 2011 as quoted on the NYSE Amex.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by International Tower Hill Mines Ltd. (the “Company”) to register an additional 7,501,932 common shares of the Company, no par value (“Common Shares”), with the United States Securities and Exchange Commission (the “SEC”) for issuance upon exercise of stock options (“Options”) granted under the Company’s 2006 Incentive Stock Option Plan (the “Plan”).

This Registration Statement on Form S-8 consists of only those items required by General Instruction E to Form S-8 and incorporates by reference herein the Registration Statement on Form S-8 (File No. 333-141353) consisting of 3,051,182 Common Shares, as filed with the SEC on March 16, 2007 (the “Initial S-8”), and the Registration Statement on Form S-8 (File No. 333-158533) consisting of 1,801,777 Common Shares, as filed with the SEC on April 10, 2009 (together with the Initial S-8, the “Prior S-8s”).

Pursuant to Section 5.1 of the Plan, the maximum number of Common Shares issuable upon exercise of Options granted under the Plan is a maximum of ten percent (10%) of the number of Common Shares issued and outstanding from time to time.

As of May 20, 2011, the Company had 86,648,919 Common Shares issued and outstanding and accordingly 8,664,891 Common Shares may now be issued pursuant to the exercise of Options granted under the Plan. Of these 8,664,891 Common Shares, 4,852,959 Common Shares were previously registered under the Prior S-8s. Additionally since the filing of the Initial S-8, 3,690,000 Common Shares have been issued under the Prior S-8s upon the exercise of Options granted under the Plan to participants in the United States.

Accordingly, the Company is filing this Registration Statement on Form S-8 to register an additional 7,501,932 Common Shares for issuance pursuant to the exercise of Options granted under the Plan.

EXHIBITS

Exhibit Number	Exhibit
4.1	2006 Incentive Stock Option Plan (incorporated by reference to Exhibit 99.7 of the Company’s Annual Report on Form 20-F for the year ended May 31, 2006, as filed with the SEC on December 29, 2006)
5.1	Opinion of Gowling Lafleur Henderson LLP
23.1	Consent of Gowling Lafleur Henderson LLP (included in Exhibit 5.1)
23.2	Consent of MacKay LLP
24.1	Power of Attorney (See page 4 of this registration statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on this 27 day of May, 2011.

INTERNATIONAL TOWER HILL MINES LTD.

/s/ Jeffery A. Pontius
Name:	Jeffrey A. Pontius
Title:	President and Chief Executive Officer
(Principal Executive Officer)

/s/ Michael W. Kinley
Name:	Michael W. Kinley
Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jeffrey A. Pontius and Michael Kinley his attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Jeffrey A. Pontius
Jeffrey A. Pontius	President and Chief Executive Officer, Director,	May 27, 2011
and Authorized US Representative

/s/ Michael Kinley
Michael Kinley	Chief Financial Officer	May 27, 2011

/s/ Hendrik Van Alphen
Hendrik Van Alphen	Director and Chairman	May 27, 2011

/s/ Steve K. Aaker
Steve K. Aaker	Director	May 27, 2011

/s/ Timothy J. Haddon
Timothy J. Haddon	Director	May 27, 2011

/s/ Ronald Sheardown
Ronald Sheardown	Director	May 27, 2011

/s/ Anton J. Drescher
Anton J. Drescher	Director	May 27, 2011

/s/ Daniel A. Carriere
Daniel A. Carriere	Director	May 27, 2011